FOUNDER AGREEMENT

This Founder Agreement ("Agreement") is to be effective as of March 24th 2014, by and between Earth Science Tech, Inc., a Nevada, Corporation ("Company"), with offices located at 40 East Main Street # 998, Newark, DE 19711 and Majorca Group, Ltd., a Majuro, Marshall Islands Corporation ("MG" or Founder).

For the purposes of this Agreement, either of the above shall be referred to as a "Party" and collectively as the "Parties".

The Parties hereby agree as follows:

1. APPOINTMENT. The Company hereby appoints the Founder and Founder hereby agrees to render services to Company in product development including idea generation, preforming and designing formulations for products to be used in the health and nutrition market. marketing of products, and sales of products to distributors and retailers. The Founder will work with the Company to establish a line of new products, market those products, and sell the products to distributors and retailers.

2. TERM AND TERMINATION. The term ("Term") of this Founder Agreement shall be for a period of One (1) year commencing on the date hereof and shall continue on a month-to-month basis until terminated by Company or Founder with a notice of thirty (30) days. This Founder Agreement is terminable for just cause by each of the parties by giving thirty (30) days written notice to the other by Certified Mail, Return Receipt Requested. However, any products introduced by the Founder and sold by the Company prior to the termination or expiration of this Founder Agreement shall not be affected by the termination or the expiration of this Founder Agreement, and the Founder will continue to receive any fees, pay or compensation amount agreed upon between the Founder and the Company for a period of three years from the termination or expiration of this Founder Agreement.

3. COMPENSATION. The Founder understands that the Company makes no warranty or guarantee as to the value of the shares.

The Founder will receive compensation for any services performed for the Company either directly by the Founder or by any of its representatives or agents. The services performed by the Founder will include but will not be limited to:

A. Securing an agreement with an established company in the nutritional and health care industry for product development including idea generation, preforming and designing formulations for products to be used in the health and nutrition market.

B. Arranging for the development and formulation of two new products for the Company using FDA approved labs to produce the products. One product will be a body lotion which will include progesterone and/or collagen and the other will be an Oxygen based cleanser.

Company ______ MG ______

C. Developing, implementing and launching a Nutritional, Formulation and Dietary Supplement ecommerce platform.

D. Securing an agreement with an established hemp based Biotechnology Company that has developed proprietary cultivation and processing ability allowing for the accessibility & democratization of cannabinoid extracts for the neutraceutical market.

E. Developing, implementing and launching an online portal and mobile app dealing with cannabis and hemp. Further, creating scale-able API that has a database of cannabis and cannabis related products, businesses, and opportunities.

F. Securing an agreement with a leading supplier in the business of producing or otherwise procuring, distributing and/or selling electronic cigarette products.

The initial Compensation to the Founder will be twenty five million (25,000,000) restricted shares of the company's common stock. Such shares will be issued to the founder after the above listed work is arranged.

4. CONFIDENTIALITY. Each party hereto ("Such Party") shall hold in trust for the other party hereto ("Such Other Party"), and shall not disclose to any non-party to the Agreement, any confidential information of such Other Party. Confidential information is information that relates to Such Other Party's research, development, trade secrets or business affairs, but does not include information which is generally known or easily ascertainable by non-parties. Founder hereby acknowledges that during the performance of this contract, the Founder may learn or receive confidential Company information and therefore Founder hereby confirms that all such information relating to the company's business will be kept confidential by the Founder, except to the extent that such information is required to be divulged to the consultant's clerical or support staff or associates in order to enable Founder to perform Founder's contract obligation.

5. INDEMNIFICATION. Company, its agents or assigns hereby agree to indemnify and hold Founder harmless from and against all losses, claims, damages, liabilities, costs or expenses (including reasonable attorney's fees, collectively the "Liabilities"), joint and several, arising from the performance of this Founder Agreement, whether or not Founder is party to such dispute. This indemnity shall not apply, however, and Founder shall indemnify and hold Company, its affiliates, control persons, officers, employees and agents harmless from the against all liabilities, where a court of competent jurisdiction has made a final determination that Founder engaged in gross recklessness and willful misconduct in the performance of its services hereunder, which have rise to the loss, claim, damage, liability, cost or expense sought to be recovered hereunder (but pending any such final determination, the indemnification and reimbursement provision of this Founder Agreement shall apply and the Company shall perform its obligation there under to reimburse the Founder for its expenses). The provisions of this Paragraph shall survive the termination and expiration of this Founder Agreement.

6. WORK PRODUCT. The Company shall own all marketing, sales, copyright, title, interest, and patent rights with respect to all materials developed under this contract.

Company ______ MG______

7. LIABILITY. The Founder warrants to the Company that the material, analysis, data, programs, products, formulations and services to be delivered or rendered hereunder, will be of the kind and quality designated and will be performed by qualified personnel.

8. INDEPENDENT FOUNDER. The Founder is an independent contractor and neither the Founder nor the Founder's staff is or shall be deemed to be employed by the Company. The Company is hereby contracting with the Founder for the services described in Section 1 and the Founder reserves the right to determine the method, manner and mean by which the services will be performed. Scheduling of the Founder services requiring group presentations, marketing presentations, provider education or staff development will be mutually agreed upon by the Founder and Company. Founder hereby confirms to the Company that the Company will not be required to furnish or provide any training to the Founder to enable the Founder to perform services required hereunder. The services shall be performed by the Founder or the Founder's staff, and the Company shall not be required to hire, supervise or pay any assistants to help the Founder who performs the services under this agreement. The Founder shall not be required to devote Founder's full time nor the full time of the Founder's staff to the performance of the services required hereunder, and it is acknowledged that the Founder has other business and the Founder offers services to the general public. The order or sequence in which the work is to be performed shall be under the control of the Founder. Except to the extent that the Founder's work must be performed on or with Founder's computers or Founder's existing software, all materials used in providing the services shall be provided by the Company. The Company shall not provide any insurance coverage of any kind for the Founder or Founder's staff, and the Company will not withhold any amount that would normally be withheld from an employee's pay.

Each of the parties hereto agrees that, while performing services under this Founder Agreement, and for a period of six (6) months following the termination of this Founder Agreement, neither party will, except with the other party's written approval, solicit or offer employment to the other party's employees or staff engaged in any efforts under this Founder Agreement.

9. RESTRICTIONS REGARDING COMPANY'S STOCK. Founder understands and acknowledges that the payment of consideration to securities broker-dealers and their associated persons (directly or indirectly, including affiliates of associated persons) for the purpose of inducing them to buy or sell securities for their account or for their customer's accounts, to recommend the purchase of securities to their customers, or to influence the price of securities in the public market is a violation of the NASD's Rule of Fair Practice and of the Federal Securities Exchange Act of 1934, as amended, and that the transfer of the Company's common stock or the sale thereof at a price below the then current bid price to a securities broker-dealer and such associated person described above is prohibited. Accordingly, the Founder agrees that the shares of the Company's common stock which the Company is to or may deliver to the Founder, as compensation for the Consultant's services will not be used for any prohibited purpose described above (if stock is restricted, a regular subscription agreement should be obtained).

10. NOTICES. Any notice required or permitted hereunder shall be given in writing (unless otherwise specified herein) and shall be deemed effectively given upon personal delivery or seven business days after deposit in the United States Postal Service, by (a) advance copy by fax, (b) mailing by express courier or registered or certified mail with postage and fees prepaid, addressed to each of the other Parties thereunto entitled at the following addresses, or at such

other addresses as a Party may designate by ten days advance written notice to each of the other Parties hereto:

Company: Earth Science Tech, Inc.
40 East Main Street Suite 998
Newark, DE 19711

Founder: Majorca Group, Ltd.
Trust Company Complex
Ajeltake Road, Ajeltake Island
Majuro, Marshall Islands MH96960

11. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of Nevada (without giving effect to choice or conflicts of law principles the effect of which would cause the application of the domestic substantive laws of any other jurisdiction). In the event of any dispute as to the Terms of this Founder Agreement, the prevailing Party in any litigation shall be entitled to reasonable attorney's fees.

12. ENTIRE AGREEMENT. This Agreement constitutes the entire agreement among the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, whether written or oral, between them or any of them as to such subject matter.

13. SUCCESSORS AND ASSIGNS. This Agreement shall be binding upon, inure to the benefit of and be enforceable by and against the parties hereto and their respective successors and assigns.

14. WAIVER AND CONSENTS; AMENDMENTS. For the purposes of this Agreement and all agreements, documents and instruments executed pursuant hereto, no course of dealing between the parties hereto and no delay on the part of any party hereto in exercising any rights hereunder or thereunder shall operate as a waiver of the rights hereof and thereof. No covenant or provision hereof may be waived otherwise than by a written instrument signed by the party or parties so waiving such covenant or other provision as contemplated herein.

No amendment to this Agreement may be made without the written consent of the Company and the Shareholder.

15. SECTION HEADINGS - CONSTRUCTION. The descriptive headings in this Agreement have been inserted for convenience only and shall not be deemed to limit or otherwise affect the construction of any provision thereof or hereof. The use in this Agreement of the masculine pronoun in reference to a party hereto shall be deemed to include the feminine or neuter, and vice versa, as the context may require. The parties have participated jointly in the negotiation and drafting of this Agreement and the other agreements, documents and instruments executed and delivered in connection herewith with counsel sophisticated in investment transactions. In the event an ambiguity or question of intent or interpretation arises, this Agreement and the

agreements, documents and instruments executed and delivered in connection herewith shall be construed as if drafted jointly by the parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement and the agreements, documents and instruments executed and delivered in connection herewith.

16. INTEGRATION. This Agreement, including the exhibits, schedules, documents and instruments referred to herein or therein constitute the entire agreement, and supersede all other prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof, including, without limitation, the provisions of the letter of intent between the parties hereto in respect of the transactions contemplated herein, which provisions of the letter of intent shall be completely superseded by the representations, warranties, covenants and agreements of the parties contained herein.

17. COUNTERPARTS. This Agreement may be executed simultaneously in any number of counterparts, each of which when so executed and delivered shall be taken to be an original but together shall constitute one and the same agreement.

18. FURTHER ASSURANCES. At any time or from time to time after the date of this Agreement, the parties hereto will take all appropriate action and execute and deliver, without limitation, any documents or instruments of transfer, conveyance, assignment and confirmation or provide any information which may be reasonably necessary to carry out any of the provisions of this Agreement.

Accepted and agreed to as of this 24th day March, 2014.

Earth Science Tech, Inc.	Majorca Group, Ltd.
[signature]	[signature]
Dr. Issa El-Cheikh	Savannah Matthews

Company [initials] MG [initials]